EXHIBIT 12b

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                 PLUS PREFERRED SECURITIES DIVIDEND REQUIREMENTS

                                                                                     FOR THE YEARS ENDED
                                                                                         DECEMBER 31,
                                                                 -------------------------------------------------------------
                                                                   2006         2005          2004          2003         2002
                                                                 -------------------------------------------------------------
                                                                                  (MILLIONS, EXCEPT RATIOS)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations                        $   448      $   583       $   592       $   376      $   320
Fixed Charges                                                        353          349           369           397          415
Preferred Securities Pre Tax                                          (7)          (7)           (7)           (7)          (7)
                                                                 -------------------------------------------------------------
Earnings                                                         $   794      $   925       $   954       $   766      $   728
                                                                 =============================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                                 $   346      $   342       $   362       $   390      $   406
Interest Factor in Rentals                                            --           --            --            --            2
Preferred Securities Dividends                                         4            4             4             4            4
Adjustment to state Preferred Securities Dividends on a
pre-income tax basis                                                   3            3             3             3            3
                                                                 -------------------------------------------------------------
Total Fixed Charges                                              $   353      $   349       $   369       $   397      $   415
                                                                 =============================================================

Ratio of Earnings to Fixed Charges                                  2.25         2.65          2.59          1.93         1.75
                                                                 =============================================================

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period (b) the actual amount of any preferred securities dividend requirements of majority owned subsidiaries (c) preferred stock dividends which were included in such fixed charges amount but not deducted in the determination of pre-tax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount and premium expense (c) an estimate of interest implicit in rentals and (d) preferred securities dividend requirements of majority owned subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for PSE&G.